EXHIBIT 99.1

For Immediate Release

Media Contacts: Ray Davis Umpqua Holdings Corporation 503-727-4101 raydavis@umpquabank.com	Ron Farnsworth Umpqua Holdings Corporation 503-727-4108 ronfarnsworth@umpquabank.com

Umpqua Holdings corporation releases statement

on pacwest acquisition of american perspective bank

Portland, Ore.– April 30, 2012 –Umpqua Holdings Corporation (NASDAQ: UMPQ), parent company of Umpqua Bank and Umpqua Investments, Inc., released the following statement after Pacific Western Bank’s announcement that it intends to acquire American Perspective Bank in a deal valued at approximately $58 million. The Pacific Western Bank offer is 30% higher than Umpqua Bank’s offer. Under the terms of the agreement between Umpqua Bank and American Perspective Bank, American Perspective Bank will pay a termination fee of $1.6 million to Umpqua Bank, which is due within 30 days of April 30, 2012.

“American Perspective Bank is a well-run bank in a strong market. Our offer would have added value to their customers, employees and communities, and was priced well for our shareholders,” said Ray Davis, president and CEO of Umpqua Bank.

“Umpqua Bank has a highly disciplined method to valuing acquisitions for the benefit of our company and shareholders for the long-term. We will not waver from that approach. We think highly of the American Perspective Bank team and wish them all the best. We view the Central California Coast market as a great opportunity in which to provide Umpqua’s unique commercial and retail banking services, and will continue to assess the opportunities available to us.”

About Umpqua Holdings Corporation

Umpqua Holdings Corporation (NASDAQ: UMPQ) is the parent company of Umpqua Bank, an Oregon-based community bank recognized for its entrepreneurial approach, innovative use of technology, and distinctive banking solutions. Umpqua Bank has locations between San Francisco, California, and Seattle, Washington, along the Oregon and Northern California Coast, Central Oregon and Northern Nevada.

Umpqua Holdings also owns a retail brokerage subsidiary, Umpqua Investments, Inc., which has locations in Umpqua Bank stores and in dedicated offices in Oregon. Umpqua Private Bank serves high net worth individuals and non-profits, providing trust and investment services. Umpqua Holdings Corporation is headquartered in Portland, Oregon. For more information, visit www.umpquaholdingscorp.com.